Exhibit 10.3

	Corporate Policy Manual American Tower Corporation	Document #: COR-POL-230	Rev.: 0
Title:	Severance Policy – Executive Vice Presidents and Chief Executive Officer		Page #: 1 of 4

REVISION HISTORY
REV	Description of Change	Author	Effective Date
0	Initial Release	Human Resources	3/2/2009

REFERENCE DOCUMENTS
Document Number	Document Title
American Tower Corporation Severance Program

1.	Purpose

The purpose of this Policy is to specify the benefits available to certain employees of American Tower Corporation and its affiliates in the event their job or position is eliminated.

This document is a part of the American Tower Corporation Severance Program, which itself is part of the American Tower Corporation Benefits Plan, and is part of the summary plan description for the Benefits Plan. This document provides an overview of the benefits available and must be read in conjunction with the Severance Program where, for example, certain terms are fully defined. In the event of an inconsistency between this document and the Severance Program and the Benefits Plan, the Severance Program and Benefits Plan will govern.

2.	Scope

This Policy applies to “Eligible Employees” who are “Participants” (each as defined in the Severance Program, but basically consisting of U.S. employees regularly scheduled to work at least 20 hours a week other than temporary or irregular employees or contractors) who hold the position of “Executive Vice President” or “Chief Executive Officer” at the time of their termination, as determined by the Administrator of the Benefits Plan. For purposes of employees covered by this Policy, however, the requirement that an individual be employed for at least 90 continuous days in order to be an “Eligible Employee” shall not apply. Employees meeting these requirements are referred to below as “Covered Employees.”

A Covered Employee is eligible for Severance Benefits under the Severance Program if he or she experiences a Qualifying Termination (defined in the Severance Program but basically limited to our termination of an individual’s employment due to the elimination of that person’s job or position). A Qualifying Termination also includes a termination by the Covered Employee of his or her employment for “Good Reason.” Good Reason is defined in the Severance Program, but generally means that we have, without the Covered Employee’s written consent (and after notice and

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	Corporate Policy Manual American Tower Corporation	Document #: COR-POL-230	Rev.: 0
Title:	Severance Policy – Executive Vice Presidents and Chief Executive Officer		Page #: 2 of 4

opportunity for correction), materially diminished his or her annual Base Earnings (as defined below) or authority, duties or responsibilities or relocated his or her worksite more than 50 miles from his or her existing worksite. Note that if a Covered Employee voluntarily quits (or than for Good Reason) or is terminated for “Cause” or “Performance Reasons” (each as defined in the Severance Program) or leaves for any other reason, Severance Benefits are not available under the Severance Program.

3.	Severance Benefits

3.1	Severance Pay

The amount of Severance Pay is based on “Base Earnings”. “Base Earnings” are generally defined in the Severance Program as a Covered Employee’s weekly rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.

A Covered Employee who experiences a Qualifying Termination will receive Severance Pay equal to the number of weeks of his or her Base Earnings as set forth in the table below.

Covered Employee	Severance Pay
Executive Vice President	78 weeks of Base Earnings

Chief Executive Officer	104 weeks of Base Earnings

The total number of weeks for which you will receive Severance Pay is referred to as the Severance Period.

3.2	Pro-Rated Bonus Payment

A Covered Employee who experiences a Qualifying Termination will receive a Pro-Rated Bonus Payment equal to the amount of bonus that would have been paid had he or she remained employed for the applicable bonus period (e.g. annual or quarterly), in effect on the date of termination, and assuming all goals and objectives for such bonus had been 100% achieved, multiplied by the number of completed days of service prior to termination divided by the number of days in the bonus period.

Example: Stuart is eligible for an annual bonus for 2009 equal to 60% of Stuart’s annual salary, which is currently $300,000. Stuart, a Covered Employee, is terminated November 4, 2009. Stuart is entitled to a bonus of $151,890 ($300,000 [salary] times 60% [bonus amount] times 308 [completed days prior to termination] divided by 365 [total days in bonus period]).

3.3	Health and Welfare Benefits

As long as a Covered Employee has not breached any agreement referred to in Section 3.5(a), the following additional health, welfare and fringe benefits will be available.

a)

If a Covered Employee who experiences a Qualifying Termination elects to continue group medical and/or dental coverage under the federal law known as “COBRA,” we will continue to pay the employer share of the cost of coverage in accordance with

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	Corporate Policy Manual American Tower Corporation	Document #: COR-POL-230	Rev.: 0
Title:	Severance Policy – Executive Vice Presidents and Chief Executive Officer		Page #: 3 of 4

standard payment practices until the earlier of (i) the end of the applicable Severance Period and (ii) the date on which COBRA coverage ends. A Covered Employee must continue to pay the employee share of the cost of coverage during this period, and, if he or she remains COBRA-eligible, must pay for the entire cost of COBRA coverage for the remainder of the COBRA period.

b)	The Employee Assistance Plan will remain available to Covered Employees who experience a Qualifying Termination or who quit for Good Reason (and their family members) during the applicable Severance Period.

c)	A Covered Employee who experiences a Qualifying Termination is eligible to submit reimbursement for any eligible expenses under the Wellness Reimbursement Program provided that the expenses were incurred prior to termination. All reimbursements must be received by the Benefits Department within 30 days of the termination date and are subject to the guidelines of the Wellness Reimbursement Program. Requests for reimbursement received beyond the 30-day timeframe will not be processed.

d)	A Covered Employee who experiences a Qualifying Termination will be reimbursed for any pre-approved courses under the Educational Assistance Policy prior to termination as long as he or she satisfies the conditions for reimbursement under that Policy (such as the satisfactory grade requirement). To be eligible for reimbursement, the former employee must submit for reimbursement within 60 days of receipt of the final grade.

e)	A Covered Employee who experiences a Qualifying Termination is eligible for outplacement services through a provider selected by us for a period of nine months following termination.

3.4	Accelerated Vesting of Certain Equity Compensation.

Notwithstanding anything to the contrary in any equity compensation plan or agreement, if within 14 days before or two years following a “Change of Control,” as defined in the Severance Program, a Covered Employee experiences a Qualifying Termination, all outstanding equity-based awards then held by the Covered Employee, including but not limited to all stock options and restricted stock units, shall be accelerated so that they vest in full as follows: (a) if the Covered Employee experiences a Qualifying Termination prior to a Change of Control, all of his or her outstanding equity-based awards shall vest in full effective as of the date of the Change of Control and (b) if the Covered Employee experiences a Qualifying Termination following a Change of Control, all of his or her outstanding equity-based awards shall vest in full effective as of the date of termination. In the event the Covered Employee quits for Good Reason, this Section 3.4 shall only apply if the Good Reason condition occurs within 14 days before or two years following the Change of Control (and the notice and remedy provisions relating to the Good Reason set forth in the Severance Plan are (or are not, as applicable) satisfied).

3.5	Time and manner of Benefits

a)

No Severance Benefits will be made or provided under the Severance Program unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Separation and Release Agreement” and a “Confidentiality and Restrictive Covenants Agreement,” each as defined in the Severance Program and

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	Corporate Policy Manual American Tower Corporation	Document #: COR-POL-230	Rev.: 0
Title:	Severance Policy – Executive Vice Presidents and Chief Executive Officer		Page #: 4 of 4

each in a form satisfactory to us. These agreements will, among other things, provide us with a release for all claims and damages that the Covered Employee may have in connection with or arising out of his or her employment or the termination of employment with us.

b)	Severance Pay and any Pro-Rated Bonus Payment will be made in a lump sum with the first scheduled payroll after the Covered Employee executes and returns the agreements referred to above (or with the first scheduled payroll after the revocation period has expired), and all payments are subject to applicable tax withholding. We may also deduct any amounts a Covered Employee owes us to the extent permitted by applicable law.

c)	Severance Pay and any Pro-Rated Bonus Payment will be reduced by any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to W.A.R.N.), any amounts owed a Covered Employee pursuant to a contract with us, and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough). Severance Pay and any Pro-Rated Bonus Payment will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from our policies and programs, including the Severance Program.

d)	If applicable under the agreements referred to in Section 3.5(a) above, a portion of the after-tax payments made under this Policy shall be deposited and maintained in a restricted account to serve as security for the Covered Employee’s compliance with the ongoing covenants, restrictions and obligations contained in the agreements, with restrictions on distribution up to and including forfeiture in the event on non-compliance.

e)	If a Covered Employee is later rehired by us, he or she may keep whatever Severance Pay and Pro-Rated Bonus Payment has been paid prior to being rehired, but will lose any right to unpaid Severance Pay and Pro-Rated Bonus Payment.

4.	Additional Information

Although not part of the Severance Program, the following is a summary (not necessarily inclusive) of additional benefits that may be available to Covered Employees:

a)	Covered Employees are entitled to: (1) accrued wages due through the date of their termination in accordance with our normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred prior to termination in accordance with our policies (and for which proper documentation has been submitted); and (3) any accrued but unused flextime pay.

b)	Vesting of outstanding stock options and restricted stock units will stop on the date of termination, and all unvested stock options and restricted stock units will be cancelled.

c)	In general, employees have 90 days to exercise vested stock options granted under the American Tower Systems Corporation 1997 Stock Option Plan and three months to exercise vested stock options granted under the American Tower Corporation 2007 Equity Incentive Plan, but an employee should refer to his or her own option agreement(s) to confirm the exact post-termination exercise period of each option.

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